Exhibit 99.2

INDEX TO COMBINED FINANCIAL STATEMENTS OF THE BUSINESSES

COMBINED FINANCIAL STATEMENTS

Independent Auditor’s Report	F-2

Combined Balance Sheets as of December 31, 2023 and 2022	F-4

Combined Statements of Operations for the years ended December 31, 2023, 2022 and 2021(unaudited)	F-5

Combined Statements of Comprehensive Loss for the years ended December 31, 2023, 2022 and 2021(unaudited)	F-6

Combined Statements of Equity for the years ended December 31, 2023, 2022 and 2021(unaudited)	F-7

Combined Statements of Cash Flows for the years ended December 31, 2023, 2022 and 2021(unaudited)	F-10

Notes To Combined Financial Statements	F-12

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Endeavor Group Holdings, Inc.

Opinion

We have audited the combined financial statements of The Olympus Business of Endeavor Group Holdings, Inc. (the “Company”), which comprise the combined balance sheets as of December 31, 2023 and 2022, and the related combined statements of operations, comprehensive loss, equity, and cash flows for the years then ended, and the related notes to the combined financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring net losses and negative operating cash flows, the Company’s continued operations are dependent on ongoing capital investments from the Parent, and substantially all of the Company’s tangible and intangible assets are pledged as collateral to a $2.2 billion term loan of the Parent scheduled to mature on May 18, 2025, and the Company has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Other Matter

The accompanying statements of operations and cash flows of The Olympus Business of Endeavor Group Holdings, Inc. for the year December 31, 2021, were not audited, reviewed, or compiled by us, and, accordingly, we do not express an opinion or any other form of assurance on them.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

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Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

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Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

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Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

New York, NY

December 10, 2024

THE OLYMPUS BUSINESS OF ENDEAVOR GROUP HOLDINGS, INC.

COMBINED BALANCE SHEETS

(In thousands)

	As of December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$124,840	$124,362
Restricted cash	11,167	11,062
Accounts receivable (net of allowance for doubtful accounts of $21,444 and $15,753, respectively)	222,823	240,115
Deferred costs	546,657	185,286
Other current assets	234,033	155,401

Total current assets	1,139,520	716,226

Property, buildings and equipment, net	84,618	56,590
Operating lease right-of-use assets	39,583	40,315
Intangible assets, net	425,967	471,136
Goodwill	777,915	785,370
Investments	62,094	56,190
Deferred income taxes	2,764	2,038
Other assets	174,026	160,804

Total assets	$2,706,487	$2,288,669

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$171,919	$187,669
Accrued liabilities	154,918	145,430
Current portion of operating lease liabilities	12,843	8,193
Deferred revenue	554,365	297,283
Other current liabilities	26,395	26,639

Total current liabilities	920,440	665,214

Long-term borrowings	2,690	2,403
Long-term operating lease liabilities	31,674	36,583
Deferred tax liabilities	73,152	76,937
Other long-term liabilities	106,504	152,068

Total liabilities	1,134,460	933,205

Commitments and contingencies (Note 16)
Parent’s equity:
Net parent investment	1,637,814	1,432,085
Accumulated other comprehensive loss	(60,230)	(70,735)

Total parent’s equity	1,577,584	1,361,350

Non-controlling interests	(5,557)	(5,886)

Total equity	1,572,027	1,355,464

Total liabilities and equity	$2,706,487	$2,288,669

See accompanying notes to Combined Financial Statements.

THE OLYMPUS BUSINESS OF ENDEAVOR GROUP HOLDINGS, INC.

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	For the years ended December 31,
	2023	2022	2021 (unaudited)
Revenue	$1,569,096	$1,544,991	$1,389,142
Operating expenses:
Direct operating costs	1,079,551	1,055,656	1,102,479
Selling, general and administrative expenses	479,464	427,280	346,761
Insurance recoveries	—	—	(30,478)
Depreciation and amortization	59,434	73,587	73,246
Impairment charges	21,529	—	—

Total operating expenses	1,639,978	1,556,523	1,492,008

Operating loss	(70,882)	(11,532)	(102,866)
Other income (expense):
Interest income, net	9,436	5,483	8,608
Other income (expense), net	20,994	(29,415)	(17,797)

Loss before income taxes and equity income from affiliates	(40,452)	(35,464)	(112,055)
Provision for (benefit from) income taxes	17,295	6,135	(3,694)

Loss before equity income of affiliates	(57,747)	(41,599)	(108,361)
Equity income of affiliates, net of tax	9,478	7,597	4,639

Net loss	(48,269)	(34,002)	(103,722)
Less: Net income (loss) attributable to non-controlling interests	1,175	13,464	(14,910)

Net loss attributable to the parent	$(49,444)	$(47,466)	$(88,812)

See accompanying notes to Combined Financial Statements.

THE OLYMPUS BUSINESS OF ENDEAVOR GROUP HOLDINGS, INC.

COMBINED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	For the years ended December 31,
	2023	2022	2021 (unaudited)
Net loss	$(48,269)	$(34,002)	$(103,722)
Other comprehensive loss, net of tax:
Foreign currency translation adjustments	10,505	(34,715)	(919)

Total comprehensive loss net of tax	(37,764)	(68,717)	(104,641)
Less: Comprehensive income (loss) attributable to non-controlling interests	1,175	13,464	(14,910)

Comprehensive loss attributable to the parent	$(38,939)	$(82,181)	$(89,731)

See accompanying notes to Combined Financial Statements.

THE OLYMPUS BUSINESS OF ENDEAVOR GROUP HOLDINGS, INC.

COMBINED STATEMENTS OF EQUITY

(In thousands)

	Year Ended December 31, 2023
	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Parent’s Equity	Non-controlling Interests	Total Equity
Balance at January 1, 2023	$1,432,085	$(70,735)	$1,361,350	$(5,886)	$1,355,464
Comprehensive (loss) income	(49,444)	10,505	(38,939)	1,175	(37,764)
Net transfers from parent	255,173	—	255,173	(7)	255,166
Distributions	—	—	—	(839)	(839)

Balance at December 31, 2023	$1,637,814	$(60,230)	$1,577,584	$(5,557)	$1,572,027

See accompanying notes to Combined Financial Statements.

THE OLYMPUS BUSINESS OF ENDEAVOR GROUP HOLDINGS, INC.

COMBINED STATEMENTS OF EQUITY

(In thousands)

	Year Ended December 31, 2022
	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Parent’s Equity	Non-controlling Interests	Total Equity
Balance at January 1, 2022	$1,263,468	$(36,020)	$1,227,448	$36,792	$1,264,240
Comprehensive (loss) income	(47,466)	(34,715)	(82,181)	13,464	(68,717)
Net transfers from (to) parent	216,083	—	216,083	(55,510)	160,573
Distributions	—	—	—	(632)	(632)

Balance at December 31, 2022	$1,432,085	$(70,735)	$1,361,350	$(5,886)	$1,355,464

See accompanying notes to Combined Financial Statements.

THE OLYMPUS BUSINESS OF ENDEAVOR GROUP HOLDINGS, INC.

COMBINED STATEMENTS OF EQUITY

(In thousands)

	Year Ended December 31, 2021 (unaudited)
	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Parent’s Equity	Non-controlling Interests	Total Equity
Balance at January 1, 2021	$1,127,001	$(35,101)	$1,091,900	$49,867	$1,141,767
Comprehensive loss	(88,812)	(919)	(89,731)	(14,910)	(104,641)
Net transfers from parent	225,279	—	225,279	2,076	227,355
Contributions	—	—	—	5,400	5,400
Distributions	—	—	—	(5,080)	(5,080)
Acquisition of non-controlling interests	—	—	—	(561)	(561)

Balance at December 31, 2021	$1,263,468	$(36,020)	$1,227,448	$36,792	$1,264,240

See accompanying notes to Combined Financial Statements.

THE OLYMPUS BUSINESS OF ENDEAVOR GROUP HOLDINGS, INC.

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	For the years ended December 31,
	2023	2022	2021 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(48,269)	$(34,002)	$(103,722)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	59,434	73,587	73,246
Impairment charges	21,529	—	—
Equity-based compensation expense	7,403	7,854	26,129
Distributions from affiliates	6,499	6,953	5,402
Change in fair value of financial instruments	(5,722)	1,008	3,649
Change in fair value of contingent liabilities	2,012	62	75
Gain on business divestiture and sale of assets	—	(5,875)	(3,606)
Net provision for (benefit from) allowance for doubtful accounts	5,691	(6,512)	(1,662)
Net (gain) loss on foreign currency transactions	(12,731)	16,612	5,781
Equity income from affiliates	(9,478)	(7,597)	(4,639)
Income taxes	(1,408)	(15,326)	(16,345)
Other, net	1,223	1,661	1,467
Changes in operating assets and liabilities - net of acquisitions:
Decrease (increase) in receivables	15,380	(78,491)	(29,786)
Increase in other current assets	(73,004)	(59,004)	(54,870)
Increase in other assets	(95,218)	(10,537)	(72,840)
(Increase) decrease in deferred costs	(269,503)	979	(249)
Increase (decrease) in deferred revenue	159,673	(35,263)	5,641
(Decrease) increase in accounts payable and accrued liabilities	(13,329)	(5,848)	83,938
Increase in other liabilities	47,596	42,776	15,777

Net cash used in operating activities	(202,222)	(106,963)	(66,614)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition, net of cash acquired	—	(3,873)	(29,185)
Purchases of property and equipment	(45,120)	(30,698)	(11,033)
Proceeds from sale of assets	—	—	8,440
Investments in affiliates	(1,500)	—	—
Distributions from affiliates	485	141	604
Due from parent	(2,122)	—	—

Net cash used in investing activities	(48,257)	(34,430)	(31,174)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of contingent consideration related to acquisitions	(1,747)	(2,204)	(83)
Net transfers from parent	253,293	133,323	205,270
Distributions of non-controlling interests	(839)	(632)	(5,080)
Contributions of non-controlling interests	—	—	5,400
Proceeds from borrowings	42,913	—	—
Payments on borrowings	(43,557)	(474)	(24,388)
Payments of financing costs	—	—	(810)
Due to parent	311	—	(666)

Net cash provided by financing activities	250,374	130,013	179,643

	For the years ended December 31,
	2023	2022	2021 (unaudited)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	688	(10,403)	998
Increase (decrease) in cash, cash equivalents and restricted cash	583	(21,783)	82,853
Cash, cash equivalents and restricted cash at beginning of year	135,424	157,207	74,354

Cash, cash equivalents and restricted cash at end of year	$136,007	$135,424	$157,207

See accompanying notes to Combined Financial Statements.

THE OLYMPUS BUSINESS OF ENDEAVOR GROUP HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

Endeavor Group Holdings, Inc. and its subsidiaries (collectively referred to as “Endeavor” or “Parent”) have entered into a definitive agreement with TKO Group Holdings, Inc. (“TKO PubCo”) on October 24, 2024 to sell its IMG Media business and certain contracts associated with Wimbledon, Soccer and Stadia, SailGP, and Royal & Ancient Golf Club of St. Andrews (“R&A”), (collectively referred to as the “IMG Media Business”), Professional Bull Riders (the “PBR Business”), On Location (the “OLE Business”), Mailman, and various events businesses, including Golf Events, Formula Drift, and International Figure Skating. Together, these businesses are referred to as “Olympus” or the “Businesses”. The Businesses have historically been managed as part of Endeavor’s Owned Sports Properties, Representation, and Events, Experiences & Rights segments. The Businesses own and operate the PBR Business, events related to Golf Events and Figure Skating, and manage hospitality for other global events through the OLE Business. The Businesses are responsible for managing, advising on, and selling media rights globally, as well as providing broadcast production services for live events and offering facilities and technical connections for events. The Businesses also retain control over the organization, promotion and marketing of the PBR Business, as well as the monetization of their events, media distribution, licensing and partnership sales. References in these Combined Financial Statements to “our”, “we” or the “Company” refer to the Businesses.

Going Concern

These combined financial statements have been prepared on the going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. The Company has experienced net losses and negative operating cash flows for all historical periods presented. As a result, the Company’s continued operations are dependent on ongoing investments of capital from the Parent. As of the issuance date, there is no commitment by the Parent to fund the Company’s operations within one year from the issuance of these combined financial statements. In the event that the Company is unable to receive sufficient funds from the Parent, it would have to substantially alter, or possibly even discontinue or curtail operations, or sell assets at distressed prices.

When assessing the ability of the Parent to continue to support the Company, management considered the overall indebtedness of the Parent and its ability to repay its obligations one year from the issuance of these combined financial statements. Management of the Parent concluded that, as a result of the upcoming maturity of the Parent’s $2.2 billion term loan on May 18, 2025, substantial doubt existed regarding the Parent’s ability to continue as a going concern within one year after the date that the Parent’s financial statements as of and for the three and nine months ended September 30, 2024, were issued.

Additionally, substantially all of the Company’s tangible and intangible assets are pledged as collateral to the Parent’s $2.2 billion term loan scheduled to mature on May 18, 2025. Absent the Parent’s ability to secure additional liquidity, extend the maturity of or refinance such term loan, the Company’s operations may be adversely impacted in the event the lenders declare an event of default and exercise their rights and remedies under the first lien credit agreement.

While the Parent has had a history of being able to secure additional liquidity or refinance its outstanding indebtedness, the feasibility of some of the Parent’s plans are contingent upon factors outside of the control of the Parent. Consequently, it is management’s opinion that the Company will not be able to rely on the Parent’s ability to secure additional liquidity, extend the maturity of or refinance such term loan or the Parent’s ongoing investment of capital within one year of the date of the combined financial statements. In this case, management would plan to seek additional outside capital to fund the Company’s operations over the next twelve months beyond the issuance date.

These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying combined financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business. Accordingly, the accompanying combined financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying Combined Financial Statements and footnotes of the Company have been derived from the consolidated financial statements and accounting records of Endeavor and were prepared on a standalone basis in accordance with U.S. generally accepted accounting principles (“GAAP”). The assets, liabilities, revenue and expenses of the Company have been reflected in these Combined Financial Statements on a historical cost basis, as included in the consolidated financial statements of Endeavor, using the historical accounting policies applied by Endeavor. Historically, separate financial statements have not been prepared for the Company and it has not operated as a standalone business from Endeavor. The historical results of operations, financial position, and cash flows of the Company presented in these Combined Financial Statements may not be indicative of what they would have been had the Company been an independent standalone company, nor are they necessarily indicative of the Company’s future results of operations, financial position, and cash flows.

The Combined Financial Statements include all revenues and costs directly attributable to the Businesses and reflect allocations of certain Endeavor corporate, infrastructure and shared services expenses, including centralized research, legal, human resources, payroll, finance and accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury, and other expenses. Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount and gross profit, or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Company during the periods presented. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. These costs also may not be indicative of the expenses that the Company will incur in the future or would have incurred if the Company had obtained these services from a third party.

The Combined Balance Sheets of the Company include Endeavor’s assets and liabilities that are specifically identifiable or otherwise attributable to the Company, including subsidiaries and/or joint ventures relating to the Company in which Endeavor has a controlling financial interest.

Cash and cash equivalents held by Endeavor at the corporate level were not attributable to the Company for any of the periods presented due to Endeavor’s centralized approach to cash management and the financing of its operations. Only cash amounts held by entities for which the Company has legal title are reflected in the Combined Balance Sheets. Endeavor’s debt was not attributed to the Company for any of the periods presented because Endeavor’s borrowings are not the legal obligation of the Company. Transfers of cash, both to and from Endeavor’s centralized cash management system, are reflected as a component of Net parent investment in the Combined Balance Sheets and as financing activities in the accompanying Combined Statements of Cash Flows.

Endeavor maintains various benefit and equity-based compensation plans at a corporate level and postretirement-related benefit plans at a subsidiary level. The Company’s employees participate in those programs and a portion of the cost of those plans is included in the Company’s Combined Financial Statements. See note 11, “Equity Based Compensation” and note 12, “Employee Benefits”, for additional information.

Principles of Combination

The Combined Financial Statements include the Company’s net assets and results of operations as described above.

All intercompany balances and transactions within the Company have been eliminated in the Combined Financial Statements. As described in Note 17 transactions between the Company and Endeavor have been included in these Combined Financial Statements. Certain financing transactions with Endeavor are deemed to have been settled immediately through Net parent investment in the Combined Balance Sheets and are accounted for as a financing activity in the Combined Statement of Cash Flows as Transfers (to) from parent. Net parent investment represents Endeavor’s historical investment in the Company and includes accumulated net income and losses attributable to the Company and the net effect of transactions with Endeavor and its subsidiaries.

Use of Estimates

The preparation of these Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the Combined Financial Statements and the accompanying disclosures.

Significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, allowance for doubtful accounts, recoverability of deferred costs, the fair value of acquired assets and liabilities associated with acquisitions, the fair value of the Parent’s reporting units and the assessment of goodwill, other intangible assets and long-lived assets for impairment, investments, the fair value of equity-based compensation, income taxes and contingencies.

Management evaluates these estimates using historical experience and other factors, including the general economic environment and actions it may take in the future. The Company adjusts such estimates when facts and circumstances dictate. However, these estimates may involve significant uncertainties and judgments and cannot be determined with precision. In addition, these estimates are based on management’s best judgment at a point in time and as such, these estimates may ultimately differ from actual results. Changes in estimates resulting from weakness in the economic environment or other factors beyond the Company’s control could be material and would be reflected in the Company’s Combined Financial Statements in future periods.

Revenue Recognition

The Company primarily generates revenue from media rights sales, production service and studio fees, sponsorships, ticket sales, hospitality, license fees, subscriptions, profit sharing, and commissions.

In accordance with FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenue is recognized when control of the promised goods or services is transferred to the Company’s customers either at a point in time or over time, in an amount that reflects the consideration the Company expects to receive in exchange for those goods or services. For contracts which have more than one performance obligation, the total transaction price, which includes the estimated amount of variable consideration, is allocated based on observable prices or, if standalone selling prices are not readily observable, based on management’s estimate of each performance obligation’s standalone selling price. The variable consideration contained in the Company’s contracts includes sales or usage-based royalties earned on licensing the Company’s intellectual property and commissions earned on sales or usage-based royalties related to representing its clients, which are recognized in accordance with the sales or usage-based royalty exception under ASC 606. The variability related to these royalties will be resolved in the periods when the licensee generates sales or usage related to the intellectual property license. For the Company’s contracts that do not include licensing of intellectual property, the Company either estimates the variable consideration, subject to the constraint, or using the variable consideration allocation exception if applicable. The following are the Company’s primary sources of revenue.

Production Services and License Fees

Revenue from production services of live entertainment and sporting events is recognized at the time of the event on a per event basis. Revenue from production services of editorial video content is recognized when the content is delivered to and accepted by the customer and the license period begins. Revenue for license fees that include a royalty is recognized in the period the royalty is generated in accordance with the sales and usage-based royalty exception for licenses of functional intellectual property. Customers for the Company’s production services include broadcast networks, sports federations and independent content producers.

Content Distribution and Sales

The Company is an independent global distributor of sports programming and possesses relationships with a wide variety of broadcasters and media partners around the world. The Company sells media rights globally on behalf of its clients as well as their owned assets, including PBR. For sales of media and broadcast rights for live entertainment and sporting event programming on behalf of clients, the Company has both arrangements in which it is acting as a principal (full rights buy-out model) as well as an agent (commission model).

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Full rights buy-out model: For media rights sales in which the Company is acting as a principal, the Company generally will enter into an agreement with the underlying media rights owner to license the media rights prior to negotiating license arrangements with customers, primarily broadcasters and other media distributors. Upon licensing the media rights from the rights owner, the Company obtains control of the rights and has the ability to obtain substantially all the remaining economic benefits of the rights. The Company is also obligated to pay the media rights owner the licensee fee regardless of the Company’s ability to monetize the rights. The Company has discretion in negotiating licensee fees with customers and it retains customer credit risk. The Company recognizes the customer license fees as revenue and the consideration paid to the rights holders for the acquisition of the rights as a direct operating cost. The satisfaction of the performance obligation depends on the number and timing of events delivered and is satisfied when the events take place.

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Commission model: For media rights sales in which the Company does not obtain control of the underlying rights, the Company earns a commission equal to a stated percentage of the license fees for the rights distributed. As the Company does not obtain control of the underlying media rights, the Company recognizes the sales commission as revenue. The Company’s performance obligation generally includes distributing the live video feed and revenue is typically recognized on an event basis.

For owned assets relating to PBR, the Company enters into media rights agreements with broadcasters and other distributors for the airing of certain programming rights the Company produces. The Company’s media rights agreements are generally for multiple years, include a specified amount of programming (both number of events and duration) and contain fixed annual rights fees. The programming under these arrangements can include several performance obligations for each contract year such as media rights for live event programming, episodic programming, taped programming archives and sponsorship rights at the underlying events. The Company allocates the transaction price across performance obligations based on management’s estimate of the standalone selling price of each performance obligation. License fees from media rights are recognized when the event or program has been delivered and is available for exploitation. The transaction price for live entertainment and sporting event programming rights is generally based on a fixed license fee. The Company owns and operates its own over-the-top (“OTT”) platform, PBR Ride Pass, that engages customers through a monthly subscription-based model. Access to PBR Ride Pass is provided to subscribers and revenue is recognized ratably over each paid monthly membership period. Revenue for PBR Ride Pass is deferred for subscriptions paid in advance until earned. The Company recognizes revenue for PBR Ride Pass gross of third-party distributor fees as the Company is the principal in the arrangement.

Commission revenue from distribution and sales arrangements for television properties, documentaries and films of independent production companies is recognized when the underlying content becomes available for view or telecast and has been accepted by the customer.

Events

The Company earns fees from events that it controls in addition to providing event related services to events controlled by third parties. The Company generates revenue primarily through ticket sales and participation entry fees, hospitality and sponsorship sales, and management fees each of which may represent a distinct performance obligation or may be bundled into an experience package. The Company allocates the transaction price to all performance obligations contained within an arrangement based upon their relative stand-alone selling price.

For controlled events (owned or licensed), revenue is generally recognized for each performance obligation over the course of the event, multiple events, or contract term in accordance with the pattern of delivery for the particular revenue source. Advance ticket sales, participation entry fees and hospitality sales are recorded as deferred revenue pending the event date. Sponsorship income is recognized over the term of the associated event, or events, to which the sponsorship is associated. Revenue from merchandise sales and concessions is recognized when the products are delivered which is generally at point of sale during the event.

The Company’s bundled experience packages may include individual tickets, experiential hospitality, hotel accommodation and transportation. For these experience packages, the Company recognizes revenue at the event date when all of the package components have been delivered to the customer. The Company defers the revenue and cost of revenue on experience packages until the date of the event.

For services related to third-party controlled events, the Company’s customer is the third-party event owner. The Company earns fixed and/or variable commission revenue for ticket sales, collection of participation entry fees, hospitality sales or sponsorship sales on behalf of an event owner. For these arrangements, the Company recognizes as revenue the stated percentage of commissions due from the event owner (i.e. not the gross ticket sales/earnings from the event itself) as sales are completed, as the Company is acting as an agent of the event owner. The Company also provides event management services to assist third party event owners with producing certain live events, including managing hospitality and sponsorships. The Company earns fixed fees and/or variable profit participation commissions for event management services, and generally recognizes such revenue under the series guidance over the course of the event, multiple events, or contract term in accordance with the pattern of delivery for the service. For event management services, the Company may process payments to third party vendors on behalf of the event owner. The Company accounts for the pass-through of such third-party vendor payments either on a gross or net basis depending on whether the Company obtains control of the third-party vendor’s services.

Marketing

The Company provides marketing and consultancy services to brands with expertise in brand strategy, activation, sponsorships, endorsements, creative development and design, digital and original content, public relations, live events, branded impact and B2B services. Marketing revenue is either recognized over time, based on the number of labor hours incurred, costs incurred or time elapsed based on the Company’s historical practice of transferring similar services to customers, or at a point in time for live event activation engagements. Consulting fees are typically recognized over time, based on the number of labor hours incurred.

Principal versus Agent

The Company enters into many arrangements that require the Company to determine whether it is acting as a principal or an agent. This determination involves judgment and requires evaluation as to whether the Company controls the goods or services before they are transferred to the customer. As part of this analysis, the Company considers if it is primarily responsible for fulfillment and acceptability of the goods or services, if it has the inventory risk before or after the transfer to the customer, and if the Company has discretion in establishing prices.

Direct Operating Costs

Direct operating costs primarily include both third-party and related party expenses associated with production of events and experiences, event ticket sales, and fees for media rights. This includes required payments related to media sales agency contracts when minimum sales guarantees are not met, venue rental and related costs associated with the staging of live events, compensation costs for athletes and talent, and material and related costs associated with consumer product merchandise sales.

Selling, General, and Administrative

Selling, general and administrative expenses primarily include personnel costs as well as rent, professional service costs and other overhead required to support the Company’s operations.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposit accounts and highly liquid money market accounts with original maturities of three months or less at the time of purchase.

Restricted Cash

Restricted cash primarily includes cash restricted as to withdrawal or usage under the terms of a contractual agreement.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained with various major banks and other high-quality financial institutions. The Company periodically evaluates the relative credit standings of these banks and financial institutions. The Company’s accounts receivable are typically unsecured and concentrations of credit risk with respect to accounts receivable are limited due to the large number of individuals and entities comprising the Company’s client base.

As of December 31, 2023, and 2022, no single customer accounted for 10% or more of the Company’s accounts receivable. For the years ended December 31, 2023, 2022 and 2021 (unaudited), no single customer accounted for 10% or more of the Company’s revenue.

Accounts Receivable

Accounts receivable are recorded at net realizable value. Accounts receivable are presented net of an allowance for doubtful accounts, which is an estimate of expected losses. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant customers based on known delinquent activity or disputes and ongoing credit evaluations in addition to evaluating the historical loss rate on the pool of receivables. Accounts receivable includes unbilled receivables, which are established when revenue is recognized, but due to contractual restraints over the timing of invoicing, the Company does not have the right to invoice the customer by the balance sheet date.

Receivables Purchase Agreement

Cash received from certain receivables of the Company are required to be swept to the Parent to repay amounts outstanding under the Parent’s receivables purchase agreement. This agreement was entered into in January 2020 to monetize amounts invoiced under a media rights agreement by transferring these amounts to a third party on a nonrecourse basis. As of December 31, 2023 and 2022, amounts outstanding under the Parent’s receivables purchase agreement were $4.7 million and $28.2 million, respectively.

Deferred Costs

Deferred costs principally relate to payments made to third-party vendors and venues in advance of events taking place, hospitality prepayments, and upfront contractual payments and prepayments for media rights fees. These costs are recognized when the event takes place or over the respective period of the media rights.

Property, Buildings and Equipment

Property, buildings and equipment are stated at historical cost less accumulated depreciation. Depreciation is charged against income over the estimated useful lives of the assets using the straight-line method. The estimated useful lives of property, buildings and equipment are as follows:

Buildings	40 years
Leasehold improvements	Lesser of useful life or lease term
Furniture, fixtures, office and other equipment	2-7 years
Production equipment	3-7 years
Computer hardware and software	2-5 years

Costs of normal repairs and maintenance are charged to expense as incurred.

Leases

The Company determines whether a contract contains a lease at contract inception. The right-of-use asset and lease liability are measured at the present value of the future minimum lease payments, with the right-of-use asset being subject to adjustments such as initial direct costs, prepaid lease payments and lease incentives. Due to the rate implicit in each lease not being readily determinable, the Company uses the Parent’s incremental collateralized borrowing rate to determine the present value of the lease payments. The lease term includes periods covered by options to extend when it is reasonably certain the Company will exercise such options as well as periods subsequent to an option to terminate the lease if it is reasonably certain the Company will not exercise the termination option. Lease expense for lease payments is recognized on a straight-line basis over the lease term for our operating leases and for our finance leases, we record interest expense on the lease liability and straight-line amortization of the right-of-use asset over the lease term. Variable lease costs are recognized as incurred. Operating lease assets are included in our Combined Balance Sheets in non-current assets as an operating right-of-use asset and finance lease assets are included in non-current assets as other assets. Operating lease liabilities are included in our Combined Balance Sheets in long-term liabilities for the portion that is due on a long-term basis and in current liabilities for the portion that is due within 12 months of the financial statement date. Finance lease liabilities are included in other long-term liabilities for the portion that is due on a long-term basis and in other current liabilities for the portion that is due within 12 months of the financial statement date.

Business Combinations

The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses, including management’s estimation of the fair value of any contingent consideration, is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the Combined Statements of Operations.

Goodwill

Goodwill represents the excess of cost over the fair value of identifiable assets acquired and liabilities assumed in business combinations. Goodwill is tested annually as of October 1 for impairment and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of goodwill may not be recoverable.

For purposes of the Combined Financial Statements, goodwill was recorded on the basis of Endeavor’s reporting units. The goodwill amounts carry with them the results of Endeavor’s impairment tests, akin to a reorganization of reporting units of Endeavor for which U.S. GAAP does not require retrospective testing of goodwill under the reorganized structure.

Our Parent has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. A qualitative assessment includes, but is not limited to, consideration of the results of our most recent quantitative impairment test, consideration of macroeconomic conditions, and industry and market conditions. If Endeavor can support the conclusion that it is “not more likely than not” that the fair value of a reporting unit is less than its carrying amount under the qualitative assessment, Endeavor would not need to perform the quantitative impairment test for that reporting unit.

If Endeavor can support the conclusion that the fair value of a reporting unit is greater than its carrying amount under the qualitative assessment, Endeavor would not need to perform the quantitative impairment test for that reporting unit. If Endeavor cannot support such a conclusion or Endeavor does not elect to perform the qualitative assessment, then Endeavor must perform the quantitative impairment test. When Endeavor performs a quantitative test, they record the amount of goodwill impairment, if any, as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. Charges resulting from an impairment test are recorded in Impairment charges in the Combined Statements of Operations.

Intangible Assets

Intangible assets consist primarily of trade names and customer and client relationships. Intangible assets with finite lives are recorded at their estimated fair value at the date of acquisition and are amortized over their estimated useful lives using the straight-line method. The estimated useful lives of finite-lived intangible assets are as follows:

Trade names	2-20 years
Customers and client relationships	2-22 years
Internally developed technology	2-15 years
Other	2-12 years

For intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment or when the useful lives are no longer appropriate. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value and an impairment loss is recognized for the difference between the fair value and carrying value, which is recorded in Impairment charges in the Combined Statements of Operations.

Identifiable indefinite-lived intangible assets are tested annually for impairment as of October 1 and at any time upon the occurrence of certain events or substantive changes in circumstances that indicate the carrying amount of an indefinite-lived intangible may not be recoverable. The Company has the option to perform a qualitative assessment to determine if an impairment is “more likely than not” to have occurred. In the qualitative assessment, the Company must evaluate the totality of qualitative factors, including any recent fair value measurements, that impact whether an indefinite-lived intangible asset has a carrying amount that “more likely than not” exceeds its fair value. The Company must then conduct a quantitative analysis if the Company (1) determines that such an impairment is “more likely than not” to exist, or (2) forgoes the qualitative assessment entirely. The impairment test for identifiable indefinite-lived intangible assets consists of a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess and is recorded in Impairment charges in the Combined Statements of Operations.

Investments

For equity method investments, the Company periodically reviews the carrying value of its investments to determine if there has been an other-than-temporary decline in fair value below carrying value. For equity investments without readily determinable fair value, the Company performs qualitative assessments during each reporting period. A variety of factors are considered when determining if an impairment exists, including, among others, the financial condition and business prospects of the investee, as well as the Company’s investment intent.

Fair Value Measurements

The Company accounts for certain assets and liabilities at fair value. Fair value measurements are categorized within a fair value hierarchy, which is comprised of three categories. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The carrying values reported in the Combined Balance Sheets for Cash and cash equivalents, Restricted cash, Accounts receivable, Accounts payable, and Accrued liabilities approximate fair value because of the immediate or short-term maturities of these financial instruments.

The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. These assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic evaluations for potential impairment. The resulting fair value measurements of these assets are considered to be Level 3 measurements.

The Company’s assets and liabilities include foreign forward exchange contracts and contingent consideration which are recorded within Other current assets and Other assets as well as Other current liabilities and Other long-term liabilities in the Combined Balance Sheets. Refer to Note 9 – Fair Value Measurements for further information on the measurement of such assets and liabilities.

Non-controlling Interests

Non-controlling interests in combined subsidiaries represent the component of equity in combined subsidiaries held by third parties. Any change in ownership of a subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and non-controlling interests. In addition, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary will be initially measured at fair value and the difference between the carrying value and fair value of the retained interest will be recorded as a gain or loss.

On Location

In connection with the acquisition of the OLE Business in January 2020, the Parent entered into the OL LLC Agreement of Endeavor OLE Parent, LLC (“OLE Parent”) with 32 Equity, LLC (“32 Equity”), whereby 32 Equity retained a minority interest in OLE Parent. In April 2022, the Parent acquired 32 Equity’s remaining minority interest in OLE Parent, resulting in 32 Equity’s Non-controlling interest being reclassified to Net parent investment.

Equity-Based Compensation

Equity-based compensation is accounted for in accordance with ASC Topic 718-10, Compensation-Stock Compensation. The Company records compensation costs related to incentive awards granted to employees under Endeavor’s equity-based compensation plans. Equity-based compensation cost is measured at the grant date based on the fair value of the award. Compensation cost for time- based awards is recognized ratably over the applicable vesting period. Compensation cost for performance-based awards with a performance condition is reassessed each period and recognized based upon the probability that the performance conditions will be achieved. The performance-based awards with a performance condition are expensed when the achievement of performance conditions are probable. The total expense recognized over the vesting period will only be for those awards that ultimately vest. Compensation cost for performance-based awards with a market condition is recognized regardless of the number of units that vest based on the market condition and is recognized on straight-line basis over the estimated service period, with each tranche separately measured. Compensation expense is not reversed even if the market condition is not satisfied. See Note 11 for further discussion of the Company’s equity-based compensation.

Income Taxes

The Company’s operations have historically been included in certain tax returns filed by the Parent. Income tax expense and other income tax related information contained in the Combined Financial Statements are presented on a hypothetical separate return basis, as prescribed by ASC Topic 740 (“ASC 740”), Income Taxes, as if the Company filed separate tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a standalone enterprise for the periods presented. Tax attributes have been reported based on the hypothetical separate return basis results for the periods presented in the Combined Financial Statements. The calculation of income taxes on a hypothetical separate return basis requires a considerable amount of judgment and use of both estimates and allocations, therefore items of current and deferred taxes may not be reflective of the actual tax balances subsequent to the periods presented. Current income tax liabilities including amounts for unrecognized tax benefits related to the Company’s activities included in the Parent’s income tax returns are assumed to be immediately settled with Parent and are relieved through the Net Parent investment account in the Combined Balance Sheets and Net transfers from Parent in the Combined Statements of Cash Flows.

The Company accounts for income taxes under the asset and liability method in accordance with ASC Topic 740. Deferred income taxes reflect the tax effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies and actions. When there is a change in the determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to provision for income taxes in the period in which such determination is made.

ASC 740 prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The Company recognizes additional tax liabilities when the Company believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The noncurrent portion of tax liabilities is included in other liabilities in the Combined Balance Sheets. To the extent that new information becomes available which causes the Company to change its judgment regarding the adequacy of existing tax liabilities, such changes to tax liabilities will impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Derivative Instruments

Derivative financial instruments are used by the Company in the management of its foreign currency exposures. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes. The Company also participates in certain foreign currency risk programs administered by Endeavor. The hedging activity allocated to the Company is for the management of the Company’s forecasted foreign currency expenses. The Company generally does not independently execute derivative financial instruments to manage its foreign currency risk and instead participates in a centralized foreign currency hedging program administered by Endeavor.

However, the Company enters into forward foreign exchange contracts specifically related to the OLE Business and the IMG Media Business to economically hedge certain of its foreign currency risks. The Company evaluates whether its derivative financial instruments qualify for hedge accounting at the inception of the contract, and the Company determined the financial instruments are not designated for hedge accounting. The fair value of the derivative financial instrument is recorded in the Combined Balance Sheets. Changes in the fair value of the derivative financial instruments that are not designated for hedge accounting are reflected in the Combined Statements of Operations. The Combined Statement of Operations includes the impact of Endeavor’s derivative financial instruments designated as cash flow hedges to manage foreign currency risk that have been allocated to the Company based on its pro rata share of gross profit.

In certain circumstances, the Company enters into contracts that are settled in currencies other than the functional or local currencies of the contracting parties. Accordingly, these contracts consist of the underlying operational contract and an embedded foreign currency derivative element. Hedge accounting is not applied to the embedded foreign currency derivative element. See note 8 for further discussion of the Company’s financial instruments.

Foreign Currency

The Company has operations outside of the United States. Therefore, changes in the value of foreign currencies affect the Combined Financial Statements when translated into U.S. Dollars. The functional currency for substantially all subsidiaries outside the U.S. is the local currency. Financial statements for these subsidiaries are translated into U.S. Dollars at period end exchange rates for assets and liabilities and monthly average exchange rates for revenue, expenses and cash flows. For these countries, currency translation adjustments are recognized in Equity as a component of Accumulated other comprehensive loss, whereas transaction gains and losses are recognized in Other income (expense), net in the Combined Statements of Operations. The Company recognized $(15.9) million, $32.1 million and $13.8 million of realized and unrealized foreign currency transaction (gains) losses for the years ended December 31, 2023, 2022 and 2021(unaudited), respectively.

3. RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions was permitted upon issuance of this update through December 31, 2022. However, in December 2022, the FASB issued ASU 2022-06, Deferral of the Sunset Date of Topic 848, in order to defer the sunset date of ASC 848 until December 31, 2024. The Company adopted this guidance on April 1, 2023 with no material effect on the Company’s financial position or results of operations.

In July 2023, the FASB issued ASU 2023-03, Presentation of Financial Statements (Topic 205), Income Statement—Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation—Stock Compensation (Topic 718). This ASU amends or supersedes various SEC paragraphs within the FASB Accounting Standards Codification to conform to past SEC announcements and guidance issued by the SEC. The Company adopted this guidance on July 1, 2023 with no material effect on the Company’s financial position or results of operations.

Recently Issued Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurements (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This ASU clarifies the guidance in Topic 820, Fair Value Measurement, when measuring the fair value of an equity security subject to contractual restrictions that prohibit the sale of that security. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In March 2023, the FASB issued ASU 2023-02, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method (a consensus of the Emerging Issues Task Force). This ASU allows a reporting entity to elect to account for its tax equity investments by using the proportional amortization method regardless of the program from which it receives income tax credits, provided certain conditions are met. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The adoption will not have a material effect on the Company’s financial position or results of operations.

In August 2023, the FASB issued ASU 2023-05, Business Combinations – Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement. This ASU addresses the accounting for contributions made to a joint venture, upon formation, in a joint venture’s separate financial statements. The amendments in this update are effective to all joint venture formations with a formation date on or after January 1, 2025. The Company is in the process of assessing the impact of this ASU on its Combined Financial Statements.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative. This ASU amends the disclosure or presentation requirements related to various subtopics in the FASB Accounting Standards Codification. The effective dates of this ASU depend on the specific codification subtopic and the date on which the SEC’s removal of that related disclosure requirement from Regulation S-X or Regulation S-K becomes effective. Early adoption is prohibited. The Company is in the process of assessing the impact of this ASU on its Combined Financial Statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU requires that an entity annually disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is in the process of assessing the impact of this ASU on its Combined Financial Statements.

In March 2024, the FASB issued ASU 2024-01, Compensation—Stock Compensation (Topic 718). This ASU illustrates how to apply the scope guidance to determine whether a profits interest award should be accounted for as a share-based payment arrange under Accounting Standards Codification (“ASC”) 718 or another accounting standard. The amendments in this update are effective for public entities for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is in the process of assessing the impact of this ASU on its Combined Financial Statements.

In March 2024, the FASB issued ASU 2024-02 Codification Improvements – Amendments to Remove References to the Concepts Statements. This ASU amends the ASC by removing references to various FASB Concepts Statements to simplify the ASC and draw a distinction between authoritative and non-authoritative literature. The amendments in this update apply to all reporting entities within the scope of the affected accounting guidance and are effective for public entities for fiscal years beginning after December 15, 2024. Early adoption is permitted in any interim or annual period in which financial statements have not yet been issued. The Company is in the process of assessing the impact of this ASU on its Combined Financial Statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU improves the disclosures about a public business entity’s expenses and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. The amendments in this update are effective for public entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is in the process of assessing the impact of this ASU on its Combined Financial Statements.

4. ACQUISITIONS

2022 ACQUISITION

In September 2022, the Company acquired 100% equity interests from the shareholders of Cingularity Media Ltd (“Cingularity”). Cingularity is a managed video service provider to the broadcast sports industry. The aggregate purchase price for this acquisition was $3.9 million including contingent consideration with a fair value of $0.9 million.

Allocation of Purchase Price

The acquisition was accounted for as business combinations and the fair values of the assets and acquired liabilities assumed in the business combinations are as follows (in thousands):

Cingularity
Aggregate transaction consideration	$3,873
Accounts receivable	245
Other current assets	86
Property, buildings and equipment	364
Other assets	105
Intangible assets:
Customer relationships	809
Goodwill	2,971
Accounts payable and accrued expenses	(596)
Deferred revenue	(111)

Net assets acquired	$3,873

2021 ACQUISITIONS (unaudited)

In July 2021, the Company acquired 100% of the equity interests of Wishstar Enterprises Limited, the holding company of multiple entities (collectively, “Mailman”). Mailman is a digital sports agency and consultancy serving global sports properties. The Company paid $42.9 million in total consideration.

In July 2021, the Company acquired 100% of the capital stock of QCue, a Texas-based ticketing software company. The aggregate purchase price for this acquisition was $4.1 million.

The goodwill for Mailman and Qcue is partially deductible for tax purposes. The weighted average life of finite-lived intangible assets acquired for Mailman is 7.6 years. The weighted average life of finite-lived intangible assets acquired for Qcue is 2.7 years.

Allocation of Purchase Price

The acquisition was accounted for as business combinations and the fair values of the assets and acquired liabilities assumed in the business combinations are as follows (in thousands):

	Mailman	QCue
Aggregate transaction consideration	$42,874	$4,066
Cash and cash equivalents	16,598	1,157
Accounts receivable	11,292	339
Deferred costs	476	—
Other current assets	1,713	687
Property, buildings and equipment	585	223
Operating lease right-of-use assets	359	1,148
Investments	1,239	—
Other assets	2,085	—
Intangible assets:
Trade names	800	500
Customer relationships	12,400	1,300
Internally developed software	—	800
Goodwill	22,342	5,240
Accounts payable and accrued expenses	(16,255)	(550)
Other current liabilities	(1,606)	(2,276)
Long-term borrowings	(4,338)	—
Current portion of operating lease liabilities	(359)	(1,148)
Deferred revenue	(972)	(348)
Other long-term liabilities	(3,485)	(3,006)

Net assets acquired	$42,874	$4,066

5. SUPPLEMENTARY DATA

Other current assets

Other current assets consisted of the following (in thousands):

	December 31,
	2023	2022
Ticket inventory	$188,559	$102,640
Other current receivables	29,120	41,571
Prepaid expenses	11,064	8,680
Due from parent (Note 17)	3,300	459
Other	1,990	2,051

Total other current assets	$234,033	$155,401

Other assets

Other assets consisted of the following (in thousands):

	December 31,
	2023	2022
Long-term deferred costs	$143,194	$141,729
Long-term receivables	15,555	3,305
Finance lease right-of-use assets	10,549	10,359
Other	4,728	5,411

Total other assets	$174,026	$160,804

Other long-term liabilities

Other long-term liabilities consisted of the following (in thousands):

	December 31,
	2023	2022
Long-term deferred revenue	$15,324	$54,796
Finance lease liability	8,322	9,151
Due to parent (Note 17)	6,423	10,399
Statutory tax liability	56,411	50,514
Other	20,024	27,208

Total other long-term liabilities	$106,504	$152,068

Property, Buildings and Equipment

Property, buildings and equipment consisted of the following (in thousands):

	December 31,
	2023	2022
Office, computer, production and other equipment	$61,428	$51,640
Buildings and leasehold improvements	52,318	38,647
Furniture and fixtures	39,264	33,117
Computer software	40,147	17,877
Construction in progress	8,641	10,478
Land	327	327

	202,125	152,086
Less: accumulated depreciation	(117,507)	(95,496)

Total property, buildings and equipment, net	$84,618	$56,590

Depreciation of property, buildings and equipment, including amortization of leasehold improvements, was $20.0 million, $14.9 million and $14.5 million during the years ended December 31, 2023, 2022 and 2021 (unaudited), respectively.

Accrued Liabilities

The following is a summary of accrued liabilities (in thousands):

	December 31,
	2023	2022
Accrued operating expenses	$87,529	$87,571
Payroll, bonuses and benefits	37,119	35,521
Accrued taxes	10,634	2,502
Other	19,636	19,836

Total accrued liabilities	$154,918	$145,430

Valuation and Qualifying Accounts

The following table sets forth information about the Company’s valuation and qualifying accounts (in thousands):

	Balance at Beginning of Year	Additions / Charged to Costs and Expenses, Net	Deductions	Foreign Exchange	Balance at End of Year
Allowance for doubtful accounts
Year Ended December 31, 2023	$15,753	$9,084	$(3,938)	$545	$21,444
Year Ended December 31, 2022	$22,265	$5,241	$(10,740)	$(1,013)	$15,753
Year Ended December 31, 2021(unaudited)	$23,927	$1,862	$(3,679)	$155	$22,265

Deferred tax valuation allowance
Year Ended December 31, 2023	$(37,264)	$(488)	$—	$—	$(37,752)
Year Ended December 31, 2022	$(39,634)	$2,370	$—	$—	$(37,264)
Year Ended December 31, 2021(unaudited)	$(25,325)	$(14,309)	$—	$—	$(39,634)

Supplemental Cash Flow

The Company’s supplemental cash flow information is as follows (in thousands):

	For the years ended December 31,
	2023	2022	2021 (unaudited)
Supplemental information:
Cash paid for taxes	$2,436	$4,971	$1,706
Non-cash investing and financing activities:
Capital expenditure included in accounts payable and accrued liabilities	$2,580	$1,315	$989
Contingent consideration provided in connection with acquisitions	—	873	4,245
Parent buyout of non-controlling interests	—	55,882
Investment in affiliates received for business divestiture	—	5,875	—

6. GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying value of goodwill are as follows (in thousands):

Total
Balance — December 31, 2021(unaudited)	$783,610
Acquisitions	2,909
Foreign currency translation and other	(1,149)

Balance — December 31, 2022 (1)	$785,370

Impairment	(7,544)
Foreign currency translation and other	89

Balance — December 31, 2023 (1)	$777,915

(1)	Net of accumulated impairment losses of $116.1 million and $108.6 million as of December 31, 2023 and 2022, respectively.

Intangible Assets

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2023 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Customer and client relationships	9.1	$376,752	$(235,238)	$141,514
Trade names	18.1	119,112	(41,509)	77,603
Internally developed technology	3.2	9,505	(4,852)	4,653
Other	2.0	7,842	(7,842)	—

		513,211	(289,441)	223,770

Indefinite-lived:
Trade names		182,979	—	182,979
Owned events		19,218	—	19,218

Total intangible assets		$715,408	$(289,441)	$425,967

The following table summarizes information relating to the Company’s identifiable intangible assets as of December 31, 2022 (in thousands):

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Amortized:
Customer and client relationships	9.0	$373,867	$(203,747)	$170,120
Trade names	17.7	133,090	(33,716)	99,374
Internally developed technology	3.3	7,400	(3,434)	3,966
Other	2.0	7,673	(7,653)	20

		522,030	(248,550)	273,480

	Weighted Average Estimated Useful Life (in years)	Gross Amount	Accumulated Amortization	Carrying Value
Indefinite-lived:
Trade names		178,708	—	178,708
Owned events		18,948	—	18,948

Total intangible assets		$719,686	$(248,550)	$471,136

Intangible asset amortization expense was $39.4 million, $58.7 million and $58.7 million for the years ended December 31, 2023, 2022 and 2021 (unaudited), respectively.

Estimated annual intangible amortization for the next five years and thereafter is as follows (in thousands):

Years ending December 31,
2024	$35,636
2025	31,491
2026	26,217
2027	23,415
2028	22,072
Thereafter	84,939

Total	$223,770

Annual Impairment Assessments

During the years ended December 31, 2023, 2022 and 2021 (unaudited), the Company completed its annual impairment review of goodwill and intangibles. For the year ended December 31, 2023, the Company recorded total non-cash impairment charges of $7.5 million for goodwill and $14.0 million for trade names driven by lower projections. The Company’s fair value of goodwill was determined by the Parent’s assessment based on discounted cash flows using an applicable discount rate for the reporting units containing Olympus. Intangible assets were valued based on a relief from royalty method or an excess earnings method. For the years ended December 31, 2022 and 2021 (unaudited), the Company did not record an impairment charge for such review.

7. INVESTMENTS

The following is a summary of the Company’s investments (in thousands):

	December 31,
	2023	2022
Equity method investments (1)	$55,879	$50,030
Equity investments without readily determinable fair values	6,132	6,160
Equity investments with readily determinable fair values	83	—

Total investments	$62,094	$56,190

(1)

The book value of four equity method investments exceeded the Company’s percentage ownership share of their underlying net assets by $7.9 million, $27.7 million, $13.7 million, and $5.9 million as of December 31, 2023. The book value of three equity method investments exceeded the Company’s percentage ownership share of the underlying net assets by and $7.7 million, $26.5 million, $10.1 million as of December 31, 2022. The basis differences, primarily resulting from acquisition purchase price step-ups on the investments, are accounted for as goodwill, which is not tested for impairment separately. Instead, the investments are tested if there are indicators of an other-than-temporary decline in carrying value.

Equity Method Investments

As of December 31, 2023 and 2022, the Company held various investments in non-marketable equity instruments of private companies. The Company’s ownership of its equity method investments ranges from 24% to 50%, as of December 31, 2023 and 2022.

The Company’s share of net income of Sports News Television LP (“SNTV”) for the years ended December 31, 2023, 2022, and 2021 (unaudited) was $5.5 million, $5.9 million and $5.6 million, respectively, and was recognized within Equity income of affiliates, net of tax in the Combined Statements of Operations. The Company also received dividends from SNTV for the years ended December 31, 2023, 2022 and 2021 (unaudited) of $5.8 million, $5.9 million and $5.2 million, respectively.

Equity Investments without Readily Determinable Fair Values

As of December 31, 2023 and 2022, the Company holds various investments in non-marketable equity instruments of private companies. For the years ended December 31, 2023 and 2022, the change in the investments without readily determinable fair value were driven by foreign currency translation. The Company performed its assessments of fair value during the years ended December 31, 2023, 2022 and 2021 (unaudited), but did not record an increase or decrease in the fair value of the investments.

8. FINANCIAL INSTRUMENTS

The Company enters into forward foreign exchange contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to its financial transactions.

As of December 31, 2023, the Company had the following outstanding forward foreign exchange contracts (all outstanding contracts have maturities of less than 12 months from December 31, 2023) (in thousands except for exchange rates):

Foreign Currency	Foreign Currency Amount		US Dollar Amount	Weighted Average Exchange Rate Per $1 USD
British Pound Sterling	£6,769	in exchange for	$5,495	£0.81

For forward foreign exchange contracts not designated as cash flow hedges, the Company recorded net gains (losses) of $3.1 million, $(2.2) million and $0.1 million for the years ended December 31, 2023, 2022 and 2021 (unaudited), respectively. These amounts were included in Other income (expense), net in the Combined Statements of Operations.

In certain circumstances, the Company enters into contracts that are settled in currencies other than the functional or local currencies of the contracting parties. Accordingly, these contracts consist of the underlying operational contract and an embedded foreign currency derivative element. Hedge accounting is not applied to the embedded foreign currency derivative element. The Company recorded net gains (losses) of $1.7 million, $(0.4) million and $(8.0) million for the years ended December 31, 2023, 2022 and 2021 (unaudited), respectively, in Other income (expense), net in the Combined Statements of Operations.

9. FAIR VALUE MEASUREMENTS

The fair value hierarchy is composed of the following three categories:

Level 1—Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—Inputs to the valuation methodology are unobservable and significant to the fair value measurements.

The following tables present, for each of the fair value hierarchy levels, the Company’s assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of December 31, 2023
	Level I	Level II	Level III	Total
Assets:
Investments in equity securities with readily determinable fair values	$83	$—	$—	$83

Forward foreign exchange contracts	—	1,108	—	1,108

Total	$83	$1,108	$—	$1,191

Liabilities:
Forward foreign exchange contracts	—	3,372	—	3,372
Contingent consideration	—	—	3,590	3,590

Total	$—	$3,372	$3,590	$6,962

	Fair Value Measurements as of December 31, 2022
	Level I	Level II	Level III	Total
Assets:
Forward foreign exchange contracts	$—	$517	$—	$517

Total	—	517	—	517

Liabilities:
Forward foreign exchange contracts	—	8,218	—	8,218
Contingent consideration	—	—	3,374	3,374

Total	$—	$8,218	$3,374	$11,592

There have been no transfers of assets or liabilities between the fair value measurement classifications during the year ended December 31, 2023.

Investments in Equity Securities with Readily Determinable Fair Values

The estimated fair value of the Company’s equity securities with readily determinable fair values is based on observable inputs in an active market, which is a Level 1 measurement within the fair value hierarchy.

Contingent Consideration

The Company has recorded contingent consideration liabilities in connection with its acquisitions. Contingent consideration is included in Other current liabilities and Other long-term liabilities in the Combined Balance Sheets. Changes in fair value are recognized in selling, general and administrative expenses. The estimated fair value of the contingent consideration is based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

Forward Foreign Exchange Contracts

The Company classifies its forward foreign exchange contracts within Level 2 as the valuation inputs are based on quoted prices and market observable data of similar instruments (Note 8). As of December 31, 2023 and 2022, the Company had $1.0 million and $0.5 million in Other current assets, $0.1 million and none in Other assets, $2.2 million and $3.1 million in Other current liabilities, and $1.2 million and $5.1 million in Other long-term liabilities, respectively, recorded in the Combined Balance Sheets related to the Company’s forward foreign exchange contracts.

10. BORROWINGS

On Location revolver

As of December 31, 2023, the Company has an OL revolving credit agreement with $42.9 million of borrowing capacity. The maturity date is the earlier of August 2026 or the date that is 91 days prior to the maturity date of the term loans under the Parent’s 2014 credit facility, due May 2025. As of December 31, 2023 and 2022, there were no borrowings outstanding under this agreement.

The OL revolving credit agreement contains a financial covenant that requires the OLE Business to maintain a First Lien Leverage Ratio of Combined First Lien Debt to the Parent’s Consolidated EBITDA, as defined in the credit agreement, of no more than 3-to-1. The Company is only required to meet the First Lien Leverage Ratio if the sum of outstanding borrowings on the OL revolving credit facility plus outstanding letters of credit exceeding $2.0 million that are not cash collateralized exceeds forty percent of the total Revolving Commitments as measured on a quarterly basis, as defined in the credit agreement. The financial debt covenant of the OL revolving credit facility did not apply as of December 31, 2023 and 2022 as the OLE Business has no borrowings outstanding under the OL revolving credit agreement.

The OLE Business had no outstanding letters of credit under the revolving credit agreement as of December 31, 2023 and 2022. In June 2023, the Company executed an amendment of the OL revolving credit facility to replace LIBOR with SOFR.

During 2023, the Company borrowed and repaid $42.9 million under the OL revolving credit agreement.

Notes Payable for PBR Winners

The PBR Business enters into an unsecured promissory note agreement with individuals to pay out winnings from the PBR World Championships. The winner of each year’s event receives a $1.0 million note that is paid over 10 years. As of December 31, 2023, and 2022, there were $3.2 million and $3.0 million in notes payable outstanding for winnings, of which $0.5 million and $0.5 million is current borrowings outstanding and recorded within Other current liabilities, respectively.

Debt Maturities

The Company will be required to repay the following principal amounts in connection with its notes payable (in thousands):

Years Ending December 31,
2024	$900
2025	967
2026	700
2027	700
2028	500
Thereafter	500

Total	$4,267

11. EQUITY BASED COMPENSATION

Certain employees of the Company participate in various Endeavor equity-based compensation plans, which include performance stock units and restricted stock units. Compensation expense associated with each plan is recognized in accordance with ASC 718, Compensation – Stock Compensation.

Compensation costs associated with the Company’s employees’ participation in the Parent’s incentive plans have been identified for employees who exclusively support the Company’s operations. Amounts allocated to the Company from the Parent for shared services are reported within total allocated costs in Note 17, “Related Party Transactions.”

The following table presents equity-based compensation cost associated with employees who exclusively support the Company and is included in net income/(loss).

	Years ended December 31,
	2023	2022	2021 (unaudited)
2021 Incentive Award Plan	$7,237	$8,104	$14,698
Pre-IPO equity awards	166	(623)	9,355
Other various subsidiaries awards	—	373	2,076

Total equity-based compensation expense	$7,403	$7,854	$26,129

As of December 31, 2023, total unrecognized compensation cost for unvested awards and the related remaining weighted average period for expensing is summarized below (in thousands except for period remaining):

	Unrecognized Compensation Costs	Period Remaining (in years)
2021 Incentive Award Plan	$12,008	2.45

Valuation Techniques

For time-based vesting RSUs and restricted share awards (RSAs), the Company used the closing share price on the date of grant. For RSUs with market-based vesting conditions, the Company used a Monte Carlo simulation model to determine the fair value and the derived service periods of these awards.

The Company estimates the fair value of each stock option (and prior to the Endeavor IPO in 2021, each Pre-IPO equity award) on the date of grant using a Black-Scholes option pricing model. Management is required to make certain assumptions with respect to selected model inputs. Expected volatility is based on comparable publicly traded companies’ stock movements. The expected life represents the period of time that the respective awards are expected to be outstanding. The risk-free interest rate is based on the U.S treasury yield curve in effect at the time of grant. All stock options exercised will be settled in Parent Class A common stock. The key assumptions used for units granted in the years ended December 31, 2023, 2022 and 2021 (unaudited) are as follows:

	Risk-free Interest Rate	Expected Volatility	Expected Life (in years)	Expected Value Dividend
2021 Incentive Award Plan
Year Ended December 31, 2023	3.47%	42.0%	6	0%
Year Ended December 31, 2022	1.85%-1.89%	40.9%	6	0%
Year Ended December 31, 2021, (unaudited)	0.97%-1.34%	40.7%-41.6%	5.50 to 6.25	0%

2021 Incentive Award Plan

The terms of each award, including vesting and forfeiture, are fixed by the administrator of the 2021 Plan. Key grant terms include one or more of the following: (a) time-based vesting over a two to five year period or full vesting at grant; (b) market-based vesting conditions at graduated levels upon the Company’s attainment of certain market price per share thresholds; and (c) expiration dates (if applicable). Granted awards may include time-based vesting conditions only, market-based vesting conditions only, or both.

The following table summarizes the RSUs and RSAs award activity for the year ended December 31, 2023.

	Time Vested RSUs, RSAs		Market/ Market and Time Vested RSUs
	Units	Value *	Units	Value *
Outstanding at January 1, 2023	356,496	$21.30	224,548	$25.61
Granted	633,115	$21.85	—	$—
Released	(156,985)	$23.27	(17,427)	$29.44
Forfeited	(95,700)	$23.07	(2,384)	$24.82

Outstanding at December 31, 2023	736,926	$21.12	204,737	$25.29

Vested and releasable at December 31, 2023	52,779	$27.08	—	$—

*	Weighted average grant date fair value

The following table summarizes the stock options award activity for the year ended December 31, 2023.

	Stock Options
	Options	Weighted average exercise price
Outstanding at January 1, 2023	206,246	$24.00
Granted	—	$—
Exercised	—	$—
Forfeited or expired	—	$—

Outstanding at December 31, 2023	206,246	$24.00

Vested and exercisable at December 31, 2023	137,497	$24.00

No stock options were granted under Endeavor’s 2021 Plan during the years ended December 31, 2023 and 2022. The weighted average grant-date fair value of stock options granted under Endeavor’s 2021 Plan during the year ended December 31, 2021 (unaudited) was $9.72.

The total grant-date fair value of RSUs and stock options which vested during the years ended December 31, 2023, 2022 and 2021 (unaudited) was $8.9 million, $12.6 million and $8.0 million respectively. The aggregate intrinsic value of vested RSUs and stock options as of December 31, 2023 was $1.3 million. No options were exercised during the years ended December 31, 2023, 2022 and 2021 (unaudited).

12. EMPLOYEE BENEFITS

Qualified Retirement Plan

Endeavor sponsors a matching 401(k) plan for eligible employees of the Company. Employees are automatically enrolled into the Plan after completing a required term of service. Under the Plan, employees can elect to contribute a percentage of annual pay and the Company will also match the 401(k) contributions. In addition, certain non-U.S. employees are covered by defined contribution government sponsored and administered programs. Contribution charges for these plans, which approximates actual cash contributions made, were $7.9 million, $6.6 million and $4.9 million during the years ended December 31, 2023, 2022 and 2021 (unaudited), respectively.

13. INCOME TAXES

The provision for (benefit from) income taxes is based on pre-tax loss from operations, which is as follows for the years ended December 31, 2023, 2022 and 2021 (unaudited) (in thousands):

	Years Ending December 31,
	2023	2022	2021 (unaudited)
United States	$(76,355)	$(27,862)	$(91,394)
Foreign	35,903	(7,602)	(20,661)

Total	$(40,452)	$(35,464)	$(112,055)

The tax provisions have been prepared on a separate return basis as if the Company had been a separate group of companies under common ownership. The operations have been combined as if the Company was filing on a consolidated basis for U.S., state and non-U.S. income tax purposes, where allowable by law. The majority of the Company’s non-U.S. operations are treated as disregarded entities by Parent, and therefore the approach taken to calculate the tax provision may not be truly reflective of actual tax balances both prior to and after the aforementioned sale.

Income tax expense (benefit) attributable to operations for the years ended December 31, 2023, 2022 and 2021 (unaudited) consists of the following (in thousands):

	Years Ending December 31,
	2023	2022	2021 (unaudited)
Current:
U.S. federal, state, and local	$14,225	$13,693	$575
Foreign	4,478	7,768	12,075

Total current	$18,703	$21,461	$12,650

Deferred:
U.S. federal, state, and local	$(9,906)	$(14,933)	$(20,046)
Foreign	8,498	(393)	3,701

Total deferred	(1,408)	(15,326)	(16,344)

Total provision for (benefit from) income taxes	$17,295	$6,135	$(3,694)

The Company’s effective tax rate for the years December 31, 2023, 2022 and 2021 (unaudited) was (42.8)%, (17.3)% and 3.3%, respectively. The effective income tax rate based on the actual provision (benefit) shown in the consolidated statements of operations differs from the U.S. statutory federal income tax rate as follows:

	Years Ending December 31,
	2023	2022	2021 (unaudited)
Federal statutory tax rate	21.00%	21.00%	21.00%
Income tax benefit at U.S. federal statutory rate	$(8,495)	$(7,447)	$(23,532)
Tax impact of foreign operations	17,420	15,412	(15,890)
Permanent differences	3,829	(6,355)	(3,744)
Nondeductible meals and entertainment	793	455	212
Equity method investments	(2,686)	(2,391)	(2,834)
Third party ownership reversal	(167)	(1,087)	2,321
Withholding tax	2,684	2,935	6,189
Foreign tax deduction	(1,752)	(2,314)	(553)
Deferred impact of tax rate change	(1,492)	44	9,317
Valuation allowance	488	(2,370)	14,309
Unrecognized tax benefits	5,326	8,526	11,750

	Years Ending December 31,
	2023	2022	2021 (unaudited)
U.S. state and local taxes	(688)	(487)	(3,251)
Other	2,035	1,214	2,012

Total provision for (benefit from ) income taxes	$17,295	$6,135	$(3,694)

Principal components of deferred tax assets and liabilities are as follows:

	December 31,
	2023	2022
Deferred tax assets
Compensation and severance	$11,527	$10,954
Net operating loss, tax credits, and other tax carryforwards	12,255	17,697
Lease liability	12,027	4,668
Property, buildings and equipment	3,195	7,587
Branch Offset	44,434	45,284
Deferred Revenue	13,041	2,884
Other assets	14,755	13,406

Total gross deferred tax assets	111,232	102,480
Valuation Allowance	(37,752)	(37,264)

Total deferred tax assets	73,480	65,216
Deferred tax liabilities
Investments	(14,835)	(12,574)
Loss contracts	(13,547)	(14,613)
Goodwill & Intangible assets	(105,560)	(108,391)
Lease asset	(9,926)	(2,885)
Other liabilities	—	(1,652)

Total gross deferred tax liabilities	(143,868)	(140,115)

Net deferred tax liabilities	$(70,388)	$(74,899)

The Company’s historical pattern of taxable income, projections of future income, tax planning strategies and other relevant evidence, the Company will produce sufficient income in the future to realize its Deferred income tax assets (net of valuation allowance). A valuation allowance is established for any portion of a Deferred income tax asset for which the Olympus Business believes it is more likely than not that it will not be able to realize the benefits of all or a portion of that Deferred income tax asset.

As of December 31, 2023 and 2022, the Company has federal net operating loss carryforwards of $0.0 million, and $8.2 million, respectively, which have an indefinite carryforward period. In addition, as of December 31, 2023 and 2022, the Company has foreign net operating losses of $53.3 million, and $67.4 million, respectively, which expire over various time periods ranging from 5 years to no expiration.

The Company has a valuation allowance related to foreign and federal net operating loss carryforwards in the amounts of $37.8 million and $37.3 million as of December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, the Company increased (decreased) its valuation allowances by $0.5 million and $(2.4) million, respectively, all of which was recorded in the provision for income taxes as a tax expense (benefit).

As of December 31, 2023, 2022 and 2021 (unaudited), the Company had unrecognized tax benefits of $42.5 million, $41.1 million, and $38.5 million, respectively. The aggregate changes to the liability for unrecognized tax benefits, excluding interest and penalties, were as follows (in thousands):

	December 31,
Unrecognized tax benefits:	2023	2022	2021 (unaudited)
Beginning Balance	$41,063	$38,506	$28,912
Acquisitions	—	—	294
Gross Increases	9,108	11,614	19,046
Gross Decreases	(438)	(911)	(9,286)
Lapse of statute of limitations	(7,805)	(6,054)	(258)
Translation adjustments	532	(2,092)	(201)

Balance at December 31	$42,460	$41,063	$38,507

The Company recognized interest and penalties related to unrecognized tax benefits in its provisions for income taxes. The gross amount of interest accrued as of December 31, 2023, 2022 and 2021 (unaudited) related to unrecognized tax benefits is $14.9 million, $9.4 million, and $5.9 million, respectively. For the years ended December 31, 2023, 2022 and 2021 (unaudited), the Company recognized interest of $5.5 million, $3.5 million, and $2.2 million, respectively, through the income tax provision. The gross amount of penalties accrued as of December 31, 2023, 2022 and 2021 (unaudited) is $1.4 million, $0.1 million, and $0.0 million, respectively. For the years ended December 31, 2023 and 2022, the Company recognized $0.4 million and $0.4 million of penalties through the income tax provision and recognized no penalties through the income tax provision for the year ended December 31, 2021(unaudited). As of December 31, 2023, approximately $61.5 million would affect the Company’s effective tax rate upon resolution of the uncertain tax positions. Where applicable, the Company records unrecognized tax benefits against related deferred tax assets from net operating loss or foreign tax credit carry forwards.

The Company’s operations included as part of Olympus is subject to taxation in the U.S. and various state and foreign jurisdictions. As of December 31, 2023, with few exceptions, the Company is subject to review by U.S. federal taxing authorities for 2020 and subsequent years and, with few exceptions, the Company is no longer subject to examination by state and local income tax authorities for periods prior to 2020.

Other Matters

On August 16, 2022, the United States enacted the Inflation Reduction Act of 2022 (“IRA”). The IRA, in addition to other provisions, creates a 15% corporate alternative minimum tax (“CAMT”) on adjusted financial statement income for applicable corporations. The CAMT is effective for tax years beginning after December 31, 2022. For the year ended December 31, 2023, the Company is not subject to CAMT and will continue to assess the potential tax effects of the CAMT on our consolidated financial statements.

In December 2022, the Organization for Economic Co-operation and Development (“OECD”) proposed Global Anti-Base Erosion Rules, which provides for changes to numerous long-standing tax principles including the adoption of a global minimum tax rate of 15% for multinational enterprises (“GloBE rules”). Various jurisdictions have adopted or are in the process of enacting legislation to adopt GloBE rules and other countries are expected to adopt GloBE rules in the future. While changes in tax laws in the various countries in which the Company operates can negatively impact the Company’s results of operations and financial position in future periods, the Company does not expect the impact of adoption of GloBE rules, effective January 1, 2024, will be material to the Company’s consolidated financial position. The Company will continue to monitor legislative and regulatory developments in this area.

14. REVENUE

The following table presents the Company’s revenue disaggregated by primary revenue sources for the years ended December 31, 2023, 2022 and 2021 (unaudited) (in thousands):

	Years ended December 31,
	2023	2022	2021 (unaudited)
Media rights	$403,885	$396,277	$752,431
Media production and distribution	303,325	247,941	262,349
Technology platforms and services	—	—	1,334
Events and hospitality	846,688	886,872	364,840
Marketing	15,198	13,901	8,188

Total	$1,569,096	$1,544,991	$1,389,142

During the periods ended December 31, 2023, 2022 and 2021 (unaudited), no revenue was recognized from performance obligations satisfied in prior periods.

Remaining Performance Obligations

The following table presents the aggregate amount of transaction price allocated to remaining performance obligations for contracts greater than one year with unsatisfied or partially satisfied performance obligations as of December 31, 2023 (in thousands). The transaction price related to these future obligations does not include any variable consideration.

Years Ending December 31,
2024	$504,683
2025	343,318
2026	177,075
2027	127,202
2028	80,970
Thereafter	361,346

$1,594,594

Contract Liabilities

The Company records deferred revenue when cash payments are received or due in advance of its performance. The Company’s deferred revenue balance primarily relates to advance payments received related to sponsorship agreements and event advanced ticket sales. Deferred revenue is included in the current liabilities section and in Other long-term liabilities in the Combined Balance Sheets.

The following table presents the Company’s contract liabilities as of December 31, 2023 and 2022 (in thousands):

	Deferred revenue – current	Deferred revenue – noncurrent
December 31, 2022	$297,283	$54,796
Additions	1,165,786	97,127
Deductions	(1,026,533)	(22,978)
Reclasses	111,943	(111,943)
Foreign exchange	5,886	(1,678)

December 31, 2023	$554,365	$15,324

15. LEASES

The Company has operating and finance leases, in which the Company is the lessee, primarily for real estate property for offices around the world. The Company’s operating and finance leases have lease terms, which range from one year to 17 years.

Lease cost for operating leases was $12.2 million, $9.5 million, and $9.7 million for the years ended December 31, 2023, 2022 and 2021 (unaudited), and was classified within Selling, general, and administrative expenses in the Combined Statements of Operations. Lease cost for finance leases for the year ended December 31, 2023, was $2.8 million, of which $1.8 million was classified within Depreciation and amortization and $1.0 million was classified within Interest income, net in the Combined Statement of Operations. Lease cost for finance leases for the year ended December 31, 2022 was $2.1 million, of which $1.2 million was classified within Depreciation and amortization and $0.9 million was classified within Interest income, net in the Combined Statement of Operations. Lease cost for finance leases for the year ended December 31, 2021 (unaudited) was $1.3 million, of which $0.7 million was classified within Depreciation and amortization and $0.6 million was classified within Interest income, net in the Combined Statement of Operations.

The following table presents information on the Company’s operating and finance leases for the years ended December 31, 2023, 2022 and 2021 (unaudited) (in thousands):

	Years Ended December 31,
	2023	2022	2021 (unaudited)
Operating Leases
Cash paid for amounts included in the measurement of operating lease liabilities	$12,485	$10,035	$9,444
Right-of-use assets obtained in exchange for operating lease obligations	$9,726	$8,150	$3,208
Finance Leases
Cash paid for amounts included in the measurement of finance lease liabilities	$3,127	$1,756	$966

The following table presents information on the Company’s operating and finance leases for the years ended

December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022
Operating Leases
Weighted average remaining lease term (in years)	4.3	4.6
Weighted average discount rate	6.60%	6.56%
Finance Leases
Weighted average remaining lease term (in years)	5.4	6.7
Weighted average discount rate	10.43%	10.18%

The following table reconciles the undiscounted cash flows for the operating leases as of December 31, 2023, to the operating lease liabilities recorded in the Combined Balance Sheet (in thousands):

	Operating Leases	Finance Leases
2024	$15,065	$3,071
2025	12,662	3,071
2026	11,103	5,563
2027	7,777	491
2028	2,353	—
Thereafter	1,179	—

Total future minimum lease payments	50,139	12,196

	Operating Leases	Finance Leases
Less: imputed interest	(5,622)	(1,710)

Present value of future minimum lease payments	44,517	10,486
Less: current portion of operating lease liabilities	(12,843)	(2,164)

Long-term operating lease liabilities	$31,674	$8,322

16. COMMITMENTS AND CONTINGENCIES

Guarantees and Commitments

The Company routinely enters into purchase or guarantee arrangements for events and media rights. The following is a summary of the Company’s annual commitments under certain guaranteed agreements as of December 31, 2023 (in thousands):

	Payments due by period
	Total	2024	2025 - 2026	2027 -2028	After 2028
Purchase/guarantee agreements	$1,582,968	$487,697	$442,677	$614,719	$37,875

Claims and Litigation

The Company is involved in legal proceedings, claims and governmental investigations arising in the normal course of business. The types of allegations that arise in connection with such legal proceedings vary in nature, but can include contract, employment, tax and intellectual property matters. The Company evaluates all cases and records liabilities for losses from legal proceedings when the Company determines that it is probable that the outcome will be unfavorable and the amount, or potential range, of loss can be reasonably estimated. While any outcome related to litigation or such governmental proceedings cannot be predicted with certainty, management believes that the outcome of these matters, except as otherwise may be discussed below, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

In July 2017, the Italian Competition Authority (“ICA”) issued a decision opening an investigation into alleged breaches of competition law in Italy, involving inter alia IMG, and relating to bidding for certain media rights of the Serie A and Serie B football leagues. In April 2018, the European Commission conducted on-site inspections at a number of companies that are involved with sports media rights, including the Company. The inspections were part of an ongoing investigation into the sector and into potential violations of certain antitrust laws that may have taken place within it. The Company investigated these ICA matters, as well as other regulatory compliance matters. In May 2019, the ICA completed its investigation and fined the Company approximately EUR 0.3 million. As part of its decision, the ICA acknowledged the Company’s cooperation and ongoing compliance efforts since the investigation commenced. In July 2019, three football clubs (the “Original Plaintiffs”) and in June 2020, the Serie A football league (Lega Nazionale Professionisti Serie A or “Lega Nazionale,” and together with the three clubs, the “Plaintiffs”) each filed separate claims against IMG and certain other unrelated parties in the Court of Milan, Italy, alleging that IMG engaged in anti-competitive practices with regard to bidding for certain media rights of the Serie A and Serie B football league. The Plaintiffs seek damages from all defendants deriving from the lower value of the media rights in amounts totaling EUR 554.6 million in the aggregate relating to the three football clubs and EUR 1,750 million relating to Lega Nazionale, along with attorneys’ fees and costs. Since December 2020, four additional football clubs have each filed requests to intervene in the Lega Nazionale proceedings and individually seek to claim damages deriving from the lower value of the media rights in the aggregate totaling EUR 251.5 million. The Original Plaintiffs and these four additional clubs are also seeking additional damages relating to alleged lost profits and additional charges, quantified in the fourth quarter of 2022 in amounts totaling EUR 1,675 million. Ten other clubs also filed requests to intervene in support of Lega Nazionale’s claim or alternatively to individually claim damages deriving from the lower value of the media rights in the amount of EUR 284.9 million, in the case of five clubs, and unspecified amounts (to be quantified as a percentage of the total amount sought by Lega Nazionale) in the other five cases. Collectively, the interventions of these 14 clubs are the “Interventions.” By judgment issued on May 8, 2024, the Court of Milan ruled that the clubs have a concurrent right to bring a claim, and Lega Nazionale is entitled to retain an award of only 10% of the aggregate loss suffered (if any) by the clubs deriving from the lower value of the media rights. The Company reserved the right to appeal the partial ruling. In December 2022, one further football club filed a separate claim against IMG and certain other unrelated parties seeking damages from all defendants deriving from the lower value of the media rights in the amounts of EUR 326.9 million, in addition to alleged additional damages relating to lost profits and additional charges which the club, with defensive brief on May 13, 2024, quantified in amounts totaling EUR 513.5 million. The Company has defended in its submissions to date, and intends to continue to defend, against all of the damages claims, Interventions and any related claims, and management believes that the Company has meritorious defenses to these claims, including the absence of actual damage. The Company may also be subject to regulatory and other claims and actions with respect to these ICA and other regulatory matters. Any losses resulting from any judgment entered against the Company or settlement entered into, including with respect to claims or actions brought by other parties, will be indemnified by the Parent.

17. RELATED PARTY TRANSACTIONS

Related Party Transactions

The Company has entered into the following transactions with Euroleague, and Austin Gamblers, as well as Endeavor representing the sharing of resources and cross-charging across the organization (including TKO PubCo), relating to servicing agreements, ticket costs, professional services, license rights and data rights (in thousands):

	Years Ended December 31,
	2023	2022	2021 (unaudited)
Revenue from related parties	$32,002	$26,351	$24,611
Direct operating costs from related parties	17,797	14,394	12,501
Related party interest expense	11,612	7,395	10,263

The related party interest expense is recorded in Interest income, net in the Combined Statements of Operations. Revenue from related parties and Direct operating costs from related parties are presented without markup or profit.

As of December 31, 2023, the Company has an equity-method investment in Euroleague Ventures S.A. (“Euroleague”), a related party. For the years ended December 31, 2023, 2022 and 2021 (unaudited), the Company recognized revenue of $21.0 million, $18.6 million and $17.3 million, and incurred direct operating costs of $0.3 million, $1.6 million, and $0.2 respectively, for a management fee to compensate it for representation and technical services it provides to Euroleague in relation to the distribution of media rights. Euroleague also has related party receivables outstanding of $7.3 million, $7.7 million and $1.1 million, at December 31, 2023, 2022 and 2021 (unaudited), respectively.

For the years ended December 31, 2023 and 2022, the Company recognized revenue of $1.7 million and $4.9 million and incurred direct operating costs $1.6 million and $1.6 million respectively, in connection with Austin Gamblers, a related party. There were no transactions with Austin Gamblers during 2021 (unaudited).

Balances due to or due from Parent which are not historically cash settled are reflected in Net parent investment in the Combined Balance Sheets. Balances due to and due from Parent which have been or are planned to be cash settled are reflected in the Combined Balance Sheets (in thousands):

	Years Ended December 31,
	2023	2022
Other current assets	$3,300	$459
Other current liabilities	3,884	8,955
Other long-term liabilities	6,423	10,399

Corporate Allocations

The Combined Financial Statements include general corporate expenses of Endeavor for certain support functions that are provided on a centralized basis within Parent, such as expenses related to finance, human resources, information technology, facilities, and legal, among others (collectively, “General Corporate Expenses”). For purposes of these Combined Financial Statements, the General Corporate Expenses have been allocated to the Company. The General Corporate Expenses are included in the Combined Statements of Operations in Selling, general and administrative expense, and Other income (expense), net and, accordingly, as a component of Net parent investment in the Combined Balance Sheets. These expenses have been allocated to the Company on a pro rata basis of headcount, gross profit, and other drivers. Management believes the assumptions underlying the Combined Financial Statements, including the assumptions regarding allocating General Corporate Expenses from Endeavor, are reasonable. Nevertheless, the Combined Financial Statements may not include all of the actual expenses that would have been incurred and may not reflect the Company’s combined results of operations, financial position and cash flows had it been standalone company during the periods presented. Actual costs that would have been incurred if the Company had been standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

The allocations of General Corporate Expenses are reflected in the Combined Statements of Operations as follows (in thousands):

	Years Ended December 31,
	2023	2022	2021 (unaudited)
Selling, general and administrative expenses	$92,225	$85,584	$75,065
Other income (expense), net	(93)	789	(76)

Total General corporate expenses	$92,132	$86,373	$74,989

Net Parent Investment

All significant related party transactions between the Company and Parent have been included in the Combined Financial Statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these related party transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Net parent investment

Net parent investment in the Combined Balance Sheets and Net transfers from parent in the Combined Statements of Equity represent Endeavor’s historical investment in the Company and include net earnings (loss) after taxes (Parent’s basis) and the net effect of transactions with and cost allocations from Endeavor. Such balances are reflected in the Combined Statements of Cash Flows based on the cash flows made by Endeavor on the Company’s behalf. These cash flows are included within Net loss in cash flows from operating activities with the offset reflected in Transfers (to) from Parent, net within cash flows from financing activities.

The following table summarizes the components of the net transfers from Parent in Net parent investment for the years ended December 31, 2023, 2022 and 2021(unaudited):

	Years Ended December 31,
	2023	2022	2021 (unaudited)
Cash pooling and general financing activities(1)	$163,034	$74,200	$152,366
Corporate allocations	92,132	86,373	74,989

Net transfers from parent per the Combined Statements of Equity	$255,166	$160,573	$227,355

Equity-based compensation expense	(7,403)	(7,854)	(26,129)
Currency translation adjustments on intracompany transactions	(3,323)	(16,016)	176
Taxes deemed settled with Parent	(3,783)	9,609	4,273
Net loss (gain) on foreign currency transactions	12,636	(12,989)	156
Other	—	—	(561)

Net transfers from parent per the Combined Statements of Cash Flows	$253,293	$133,323	$205,270

(1)

The nature of activities includes financing activities for capital transfers, cash sweeps, and other treasury services. As part of this activity, certain cash balances are swept to Endeavor on a daily basis under the Parent Treasury function and the Company receives capital from Parent for its cash needs.

18. SUBSEQUENT EVENTS

Management has evaluated subsequent events through December 10, 2024, the date the Combined Financial Statements were available to be issued. On February 21, 2024, the Company acquired a 30% equity interest in Wiz-Team SA for $11.7 million. This will be accounted for as an equity method investment.